Exhibit 99.1
Press Release

Information for Investors:	Information for Media:

Kirk Larsen	Michelle Kersch
Black Knight	Black Knight
904.527.4470	904.854.5043
kirk.larsen@bkfs.com	michelle.kersch@bkfs.com

Black Knight Reports Fourth Quarter and Full Year 2018 Financial Results

Full Year 2018

•	Revenues of $1,114.0 million, an increase of 6%, and Adjusted Revenues of $1,116.5 million, an increase of 6%

•	Net earnings attributable to Black Knight of $168.5 million, or $1.14 per diluted share

•	Adjusted Net Earnings of $277.9 million, or $1.87 per diluted share, an increase of 36%

•	Adjusted EBITDA of $542.5 million, an increase of 7%, and Adjusted EBITDA Margin of 48.6%, an increase of 70 basis points

Fourth Quarter 2018

•	Revenues of $285.4 million, an increase of 7%, and Adjusted Revenues of $285.6 million, an increase of 6%

•	Net earnings attributable to Black Knight of $42.8 million, or $0.29 per diluted share

•	Adjusted Net Earnings of $74.1 million, or $0.50 per diluted share, an increase of 35%

•	Adjusted EBITDA of $140.0 million, an increase of 6%, and Adjusted EBITDA Margin of 49.0%

JACKSONVILLE, Fla. - February 13, 2019 - Black Knight, Inc. (NYSE: BKI), a leading provider of software, data and analytics solutions to the mortgage and consumer loan, real estate and capital markets verticals, today announced unaudited financial results for the fourth quarter and year ended December 31, 2018.

Revenues for the fourth quarter of 2018 increased 7% to $285.4 million compared to $267.5 million in the prior year quarter. Net earnings attributable to Black Knight for the fourth quarter of 2018 were $42.8 million, or $0.29 per diluted share, compared to $147.2 million, or $0.97 per diluted share, in the prior year quarter. The results for the fourth quarter of 2017 include an income tax benefit of $110.9 million related to the revaluation of our net deferred income tax liability as a result of the Tax Cuts and Jobs Act of 2017 (the "Tax Reform Act").

Adjusted Revenues for the fourth quarter of 2018 increased 6% to $285.6 million compared to $268.4 million in the prior year quarter. Adjusted Net Earnings for the fourth quarter of 2018 increased 31% to $74.1 million compared to $56.6 million in the prior year quarter. Adjusted Net Earnings Per Share for the fourth quarter of 2018 increased 35% to $0.50 per diluted share compared to $0.37 per diluted share in the prior year quarter.

Adjusted EBITDA for the fourth quarter of 2018 increased 6% to $140.0 million compared to $131.9 million in the prior year quarter. Adjusted EBITDA Margin was 49.0% compared to 49.1% in the prior year quarter.

Black Knight Executive Chairman Bill Foley said, "2018 was another strong year for Black Knight, as we consistently executed against our long-term strategic initiatives to drive organic growth.  We continued our success in cross-selling to existing clients, winning new clients in existing markets and delivering innovative new solutions.  We are excited and optimistic about our growth opportunities in 2019 and beyond, as we continue to drive our company forward and deliver long-term value for our shareholders."

"For the fourth quarter and full year, Adjusted Revenues increased by 6%. For the fourth quarter, Adjusted EBITDA increased by 6%, resulting in an Adjusted EBITDA margin of 49.0%. For the year, Adjusted EBITDA increased by 7%, resulting in margin expansion of 70 basis points to 48.6%,” added Black Knight Chief Executive Officer Anthony Jabbour.  “I am pleased with our accomplishments in 2018, which were focused on delivering innovative solutions for our clients while delivering strong financial performance. I am excited about the momentum in the underlying business and look forward to another strong year in 2019."

Revenues for the year ended December 31, 2018 increased 6% to $1,114.0 million compared to $1,051.6 million in 2017. Net earnings attributable to Black Knight for the year ended December 31, 2018 were $168.5 million, or $1.14 per diluted share, compared to $182.3 million, or $1.47 per diluted share, in 2017. The results for the year ended December 31, 2017 include the benefit related to the revaluation of our net deferred income tax liability, partially offset by the effect of our noncontrolling interests prior to the spin-off of Black Knight from Fidelity National Financial, Inc. ("FNF") (the "Distribution"), expenses associated with the Senior Notes redemption and higher interest expense.

Adjusted Revenues for the year ended December 31, 2018 increased 6% to $1,116.5 million compared to $1,056.1 million in 2017. Adjusted Net Earnings for the year ended December 31, 2018 increased 33% to $277.9 million compared to $209.6 million in 2017. Adjusted Net Earnings Per Share for the year ended December 31, 2018 increased 36% to $1.87 per diluted share compared to $1.38 per diluted share in 2017.

Adjusted EBITDA for the year ended December 31, 2018 increased 7% to $542.5 million compared to $505.8 million in 2017. Adjusted EBITDA Margin was 48.6%, an increase of 70 basis points compared to 2017.

Definitions of non-GAAP financial measures and the reconciliations to related GAAP measures are provided in subsequent sections of the press release narrative and supplemental schedules. Black Knight has not provided a reconciliation of forward-looking Adjusted Net Earnings Per Share and Adjusted EBITDA to the most directly comparable GAAP financial measures, due primarily to variability and difficulty in making accurate forecasts and projections of non-operating matters that may arise, as not all of the information necessary for a quantitative reconciliation is available to Black Knight without unreasonable effort.

Segment Information

Software Solutions

Adjusted Revenues for the fourth quarter of 2018 increased 6% to $245.8 million compared to $231.2 million in the prior year quarter driven by growth of 7% in our servicing software solutions and 4% in our origination software solutions. Adjusted EBITDA increased 7% to $144.0 million compared to $134.1 million, with an Adjusted EBITDA Margin of 58.6%, an increase of 60 basis points compared to the prior year quarter.

Adjusted Revenues for the year ended December 31, 2018 increased 6% to $962.0 million compared to $904.5 million in 2017. Adjusted EBITDA increased 10% to $567.2 million compared to $516.5 million, with an Adjusted EBITDA Margin of 59.0%, an increase of 190 basis points compared to 2017.

Data and Analytics

Adjusted Revenues for the fourth quarter of 2018 increased 7% to $39.8 million compared to $37.2 million in the prior year quarter primarily driven by growth in our portfolio analytics and multiple listing service businesses. Adjusted EBITDA increased 13% to $11.3 million compared to $10.0 million, with an Adjusted EBITDA Margin of 28.4%, an increase of 150 basis points compared to prior year quarter.

Adjusted Revenues for the year ended December 31, 2018 increased 2% to $154.5 million compared to $151.6 million in 2017. Adjusted EBITDA increased 3% to $39.5 million compared to $38.4 million, with an Adjusted EBITDA Margin of 25.6%, an increase of 30 basis points compared to 2017.

Balance Sheet

As of December 31, 2018, we had cash and cash equivalents of $20.3 million and debt of $1,336.7 million. As of December 31, 2018, we had available capacity of $667.5 million on our revolving credit facility.

Business Outlook

The following forward-looking statements reflect Black Knight’s expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. Black Knight does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Black Knight’s full year 2019 outlook is as follows:

•	Revenues are expected to be in the range of $1,177 million to $1,199 million.

•	Adjusted Revenues are expected to be in the range of $1,178 million to $1,200 million.

•	Adjusted Net Earnings Per Share is expected to be in the range of $1.90 to $2.00.

•	Adjusted EBITDA is expected to be in the range of $581 million to $598 million.

Earnings Conference Call and Audio Webcast

Black Knight will host a conference call to discuss the fourth quarter and full year 2018 financial results on February 13, 2019, at 8:30 a.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-4018, or for international callers (201) 689-8471. A replay will be available from 11:30 a.m. ET on February 13, 2019 through February 20, 2019, and can be accessed by dialing (844) 512-2921, or for international callers (412) 317-6671. The replay passcode will be 13686323.

The call will also be webcast live from Black Knight's investor relations website at http://investor.blackknightinc.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

About Black Knight
Black Knight (NYSE: BKI) is a leading provider of integrated software, data and analytics solutions that facilitate and automate many of the business processes across the homeownership lifecycle.
As a leading fintech, Black Knight is committed to being a premier business partner that clients rely on to achieve their strategic goals, realize greater success and better serve their customers by delivering best-in-class software, services and insights with a relentless commitment to excellence, innovation, integrity and leadership. For more information on Black Knight, please visit www.blackknightinc.com.

Non-GAAP Financial Measures
This earnings release contains non-GAAP financial measures, including Adjusted Revenues, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Earnings and Adjusted Net Earnings Per Share. These are important financial measures for us, but are not financial measures as defined by generally accepted accounting principles ("GAAP"). The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. We believe these measures provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making, including determining a portion of executive compensation. We also present these non-GAAP financial measures because we believe investors, analysts and rating agencies consider them useful in measuring our ability to meet our debt service obligations. By disclosing these non-GAAP financial measures, we believe we offer investors a greater understanding of, and an enhanced level of transparency into, the means by which our management operates the company. These non-GAAP financial measures are not measures presented in accordance with GAAP, and our use of these terms may vary from that of others in our industry. These non-GAAP financial measures should not be considered as an alternative to revenues, net earnings, net earnings per share or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.
Adjusted Revenues and Adjusted EBITDA for the Software Solutions and Data and Analytics segments are presented in conformity with Accounting Standards Codification Topic 280, Segment Reporting. These measures are reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For these reasons, these measures are excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's ("SEC") Regulation G and Item 10(e) of Regulation S-K.
Adjusted Revenues - We define Adjusted Revenues as Revenues adjusted to include the revenues that were not recorded by Black Knight during the periods presented due to the deferred revenue purchase accounting adjustment recorded in accordance with GAAP. These adjustments are reflected in Corporate and Other.
Adjusted EBITDA - We define Adjusted EBITDA as Net earnings, with adjustments to reflect the addition or elimination of certain statement of earnings items including, but not limited to:

•	Depreciation and amortization;

•	Impairment charges;

•	Interest expense, net;

•	Income tax expense (benefit);

•	Other (expense) income, net;

•	deferred revenue purchase accounting adjustment;

•	equity-based compensation, including related payroll taxes;

•	costs associated with debt and/or equity offerings, including the Distribution;

•	spin-off related transition costs;

•	acquisition-related costs, including ongoing costs pursuant to a purchase agreement; and

•	costs associated with executive transition.
These adjustments are reflected in Corporate and Other.

Adjusted EBITDA Margin - Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Adjusted Revenues.
Adjusted Net Earnings - We define Adjusted Net Earnings as Net earnings with adjustments to reflect the addition or elimination of certain statement of earnings items including, but not limited to:

•	the net incremental depreciation and amortization adjustments associated with the application of purchase accounting;

•	deferred revenue purchase accounting adjustment;

•	equity-based compensation, including related payroll taxes;

•	costs associated with debt and/or equity offerings, including the Distribution;

•	spin-off related transition costs;

•	acquisition-related costs, including ongoing costs pursuant to a purchase agreement;

•	costs associated with executive transition;

•	significant legal and regulatory matters; and

•
adjustment for income tax expense primarily related to assuming the conversion of all the shares of Class B common stock into shares of Class A common stock prior to the Distribution, the tax effect of the non-GAAP adjustments, the revaluation of our net deferred tax liability related to purchase accounting, equity-based compensation and debt modifications and the deferred tax revaluation adjustment as a result of the Tax Reform Act.

Adjusted Net Earnings Per Share - Adjusted Net Earnings Per Share is calculated by dividing Adjusted Net Earnings by the diluted weighted average shares of common stock outstanding. For the periods prior to the Distribution, the denominator includes the effect of assuming the exchange of all shares of Class B common stock into shares of Class A common stock at the beginning of the respective period.
ASC 606
On January 1, 2018, we adopted ASC Topic 606, Revenue from Contracts with Customers ("ASC 606"), using the modified retrospective method. Under this method, we recognized the cumulative effect of applying the new revenue recognition standard to existing revenue contracts that were active as of the adoption date as an adjustment to the opening balance of Retained earnings. The reported results for the three months and year ended December 31, 2018 reflect the application of ASC 606, while the comparative information has not been restated and continues to be reported under the related accounting standards in effect for those periods.
Forward-Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on Black Knight management's beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Black Knight undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
The risks and uncertainties that forward-looking statements are subject to include, but are not limited to:

•	security breaches against our information systems;

•	our ability to maintain and grow our relationships with our customers;

•	changes to the laws, rules and regulations that affect our and our customers’ businesses;

•	our ability to adapt our services to changes in technology or the marketplace;

•	the effect of any potential defects, development delays, installation difficulties or system failures on our business and reputation;

•	changes in general economic, business, regulatory and political conditions, particularly as they affect the mortgage industry;

•	risks associated with the availability of data;

•	the effects of our existing leverage on our ability to make acquisitions and invest in our business;

•	our ability to successfully integrate strategic acquisitions;

•	risks associated with our spin-off from FNF, including limitations on our strategic and operating flexibility as a result of the tax-free nature of the spin-off; and

•
other risks and uncertainties detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of our Annual Report on Form 10-K for the year ended December 31, 2017 and other filings with the SEC.

SCHEDULE I
BLACK KNIGHT, INC.
Condensed Consolidated Balance Sheets
(Unaudited)
(In millions)

	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$20.3	$16.2
Trade receivables, net	172.3	201.8
Prepaid expenses and other current assets	67.3	44.6
Receivables from related parties	6.2	18.1
Total current assets	266.1	280.7
Property and equipment, net	177.1	179.9
Computer software, net	405.6	416.8
Other intangible assets, net	188.0	231.6
Goodwill	2,329.7	2,306.8
Other non-current assets	286.9	240.1
Total assets	$3,653.4	$3,655.9
LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable and other accrued liabilities	$67.8	$65.0
Accrued compensation and benefits	65.8	51.9
Current portion of long-term debt	52.5	55.1
Deferred revenues	52.9	59.6
Total current liabilities	239.0	231.6
Deferred revenues	106.8	100.7
Deferred income taxes, net	220.9	224.6
Long-term debt, net of current portion	1,284.2	1,379.0
Other non-current liabilities	16.0	11.2
Total liabilities	1,866.9	1,947.1
Equity:
Additional paid-in capital	1,585.8	1,593.6
Retained earnings	381.1	201.4
Accumulated other comprehensive earnings	0.3	3.9
Treasury stock, at cost	(180.7)	(90.1)
Total equity	1,786.5	1,708.8
Total liabilities and equity	$3,653.4	$3,655.9

SCHEDULE II
BLACK KNIGHT, INC.
Condensed Consolidated Statements of Earnings
(Unaudited)
(In millions, except per share data)

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Revenues	$285.4	$267.5	$1,114.0	$1,051.6
Expenses:
Operating expenses	163.2	141.3	625.4	569.5
Depreciation and amortization	58.0	52.3	217.0	206.5
Transition and integration costs	0.8	4.6	6.6	13.1
Total expenses	222.0	198.2	849.0	789.1
Operating income	63.4	69.3	265.0	262.5
Other income and expense:
Interest expense, net	(12.6)	(12.7)	(51.7)	(57.5)
Other (expense) income, net	(0.7)	4.5	(7.1)	(12.6)
Total other expense, net	(13.3)	(8.2)	(58.8)	(70.1)
Earnings before income taxes	50.1	61.1	206.2	192.4
Income tax expense (benefit)	7.3	(86.1)	37.7	(61.8)
Net earnings	42.8	147.2	168.5	254.2
Less: Net earnings attributable to noncontrolling interests	—	—	—	71.9
Net earnings attributable to Black Knight	$42.8	$147.2	$168.5	$182.3

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Earnings per share:
Net earnings per share attributable to Black Knight common shareholders:
Basic	$0.29	$0.98	$1.14	$2.06
Diluted(1)	$0.29	$0.97	$1.14	$1.47
Weighted average shares of common stock outstanding:
Basic	147.2	150.9	147.6	88.7
Diluted(1)	148.2	151.6	148.2	152.4
______________

(1)
For the periods presented, potentially dilutive securities include unvested restricted stock awards and the shares of Class B common stock prior to the Distribution. The shares of Class B common stock did not share in the earnings or losses of Black Knight and were, therefore, not participating securities. Accordingly, basic and diluted net earnings per share of Class B common stock have not been presented. For the year ended December 31, 2017, the numerator in the diluted net earnings per share calculation was adjusted to reflect our income tax expense at an effective tax rate assuming the conversion of the shares of Class B common stock into shares of Class A common stock on a one-for-one basis prior to Distribution. The effective tax rate for the year ended December 31, 2017 was (16.7)%, including the effect of the benefit related to the revaluation of our net deferred income tax liability and certain other discrete items recorded during 2017. The denominator includes approximately 63.1 million shares of Class B common stock outstanding for the year ended December 31, 2017. The denominator also includes the dilutive effect of approximately 1.0 million and 0.6 million shares of unvested restricted shares of common stock for the three months and year ended December 31, 2018, respectively, and approximately 0.7 million and 0.6 million shares of unvested restricted shares of common stock for the three months and year ended December 31, 2017, respectively.

Year ended
December 31, 2017
Earnings before income taxes	$192.4
Income tax benefit excluding the effect of noncontrolling interests	(32.2)
Net earnings	224.6
Diluted shares	152.4
Diluted net earnings per share	$1.47

SCHEDULE III
BLACK KNIGHT, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In millions)

	Year ended December 31,
	2018	2017
Cash flows from operating activities:
Net earnings	$168.5	$254.2
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	217.0	206.5
Amortization of debt issuance costs, bond premium and original issue discount	3.1	3.5
Loss on extinguishment of debt, net	5.8	12.6
Deferred income taxes, net	(7.5)	(78.4)
Equity-based compensation	50.9	18.9
Changes in assets and liabilities, net of acquired assets and liabilities:
Trade and other receivables, including receivables from related parties	44.5	(52.5)
Prepaid expenses and other assets	(41.5)	1.7
Deferred contract costs	(44.8)	(48.5)
Deferred revenues	(6.4)	35.6
Trade accounts payable and other liabilities	45.9	(2.5)
Net cash provided by operating activities	435.5	351.1
Cash flows from investing activities:
Additions to property and equipment	(30.0)	(27.4)
Additions to computer software	(73.1)	(53.3)
Business acquisitions, net of cash acquired	(43.4)	—
Other investing activities	2.4	(4.0)
Net cash used in investing activities	(144.1)	(84.7)
Cash flows from financing activities:
Borrowings	935.5	480.0
Debt repayments	(1,067.9)	(214.8)
Purchases of treasury stock	(141.5)	(136.7)
Senior Notes redemption	—	(390.0)
Senior Notes redemption fee	—	(18.8)
Distributions to members	—	(75.3)
Receipt from finalization of tax distribution	1.8	—
Capital lease payments	—	(13.8)
Tax withholding payments for restricted share vesting	(9.4)	(6.1)
Debt issuance costs	(5.8)	(8.6)
Net cash used in financing activities	(287.3)	(384.1)
Net increase (decrease) in cash and cash equivalents	4.1	(117.7)
Cash and cash equivalents, beginning of period	16.2	133.9
Cash and cash equivalents, end of period	$20.3	$16.2
Supplemental cash flow information:
Interest paid	$(48.0)	$(56.7)
Income taxes paid, net	$(32.8)	$(15.7)

SCHEDULE IV
BLACK KNIGHT, INC.
Segment Information
(Unaudited)
(In millions)

	Three months ended December 31, 2018
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$245.8	$39.8	$(0.2)	(1)	$285.4
Expenses:
Operating expenses	101.8	28.5	32.9		163.2
Transition and integration costs	—	—	0.8		0.8
EBITDA	144.0	11.3	(33.9)		121.4
Depreciation and amortization	29.9	4.0	24.1	(2)	58.0
Operating income (loss)	114.1	7.3	(58.0)		63.4
Interest expense, net					(12.6)
Other expense, net					(0.7)
Earnings before income taxes					50.1
Income tax expense					7.3
Net earnings					$42.8
________________________
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

	Three months ended December 31, 2017
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$231.2	$37.2	$(0.9)	(1)	$267.5
Expenses:
Operating expenses	97.1	27.2	17.0		141.3
Transition and integration costs	—	—	4.6		4.6
EBITDA	134.1	10.0	(22.5)		121.6
Depreciation and amortization	24.8	3.3	24.2	(2)	52.3
Operating income (loss)	109.3	6.7	(46.7)		69.3
Interest expense, net					(12.7)
Other income, net					4.5
Earnings before income taxes					61.1
Income tax benefit					(86.1)
Net earnings					$147.2
________________________
Note: Prior period results have been reclassified to reflect a segment realignment on January 1, 2018.
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

SCHEDULE IV (CONTINUED)
BLACK KNIGHT, INC.
Segment Information
(Unaudited)
(In millions)

	Year ended December 31, 2018
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$962.0	$154.5	$(2.5)	(1)	$1,114.0
Expenses:
Operating expenses	394.8	115.0	115.6		625.4
Transition and integration costs	—	—	6.6		6.6
EBITDA	567.2	39.5	(124.7)		482.0
Depreciation and amortization	112.9	14.1	90.0	(2)	217.0
Operating income (loss)	454.3	25.4	(214.7)		265.0
Interest expense, net					(51.7)
Other expense, net					(7.1)
Earnings before income taxes					206.2
Income tax expense					37.7
Net earnings					$168.5
________________________
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

	Year ended December 31, 2017
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$904.5	$151.6	$(4.5)	(1)	$1,051.6
Expenses:
Operating expenses	388.0	113.2	68.3		569.5
Transition and integration costs	—	—	13.1		13.1
EBITDA	516.5	38.4	(85.9)		469.0
Depreciation and amortization	101.2	12.8	92.5	(2)	206.5
Operating income (loss)	415.3	25.6	(178.4)		262.5
Interest expense, net					(57.5)
Other expense, net					(12.6)
Earnings before income taxes					192.4
Income tax benefit					(61.8)
Net earnings					$254.2
________________________
Note: Prior period results have been reclassified to reflect a segment realignment on January 1, 2018.
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

SCHEDULE V
BLACK KNIGHT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In millions)

Reconciliation of Revenues to Adjusted Revenues

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Revenues	$285.4	$267.5	$1,114.0	$1,051.6
Deferred revenue purchase accounting adjustment	0.2	0.9	2.5	4.5
Adjusted Revenues	$285.6	$268.4	$1,116.5	$1,056.1

Reconciliation of Net Earnings to Adjusted EBITDA

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Net earnings	$42.8	$147.2	$168.5	$254.2
Depreciation and amortization	58.0	52.3	217.0	206.5
Interest expense, net	12.6	12.7	51.7	57.5
Income tax expense (benefit)	7.3	(86.1)	37.7	(61.8)
Other expense (income), net	0.7	(4.5)	7.1	12.6
EBITDA	121.4	121.6	482.0	469.0
Deferred revenue purchase accounting adjustment	0.2	0.9	2.5	4.5
Equity-based compensation (1)	17.6	4.8	51.4	19.2
Debt and/or equity offering expenses	—	1.7	0.7	7.5
Spin-off related transition costs	—	2.9	2.2	5.6
Acquisition-related costs	0.7	—	1.3	—
Executive transition costs	0.1	—	2.4	—
Adjusted EBITDA	$140.0	$131.9	$542.5	$505.8
Adjusted EBITDA Margin	49.0%	49.1%	48.6%	47.9%
________________________
(1) Includes accelerated recognition of equity-based compensation expense of $5.5 million for the three months ended December 31, 2018, and $6.9 million and $1.3 million for the years ended December 31, 2018 and 2017, respectively.

SCHEDULE V (CONTINUED)
BLACK KNIGHT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In millions, except per share data)

Reconciliation of Net Earnings to Adjusted Net Earnings

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Net earnings	$42.8	$147.2	$168.5	$254.2
Depreciation and amortization purchase accounting adjustment	24.5	24.0	90.6	92.2
Deferred revenue purchase accounting adjustment	0.2	0.9	2.5	4.5
Equity-based compensation (1)	17.6	4.8	51.4	19.2
Debt and/or equity offering expenses	—	1.6	6.5	20.1
Spin-off related transition costs	—	3.1	2.4	5.8
Acquisition-related costs	0.7	—	1.3	—
Executive transition costs	0.1	—	2.4	—
Legal and regulatory matters	0.3	(4.3)	0.8	(0.3)
Income tax expense adjustment	(12.1)	(9.8)	(48.5)	(75.2)
Tax Reform Act adjustment	—	(110.9)	—	(110.9)
Adjusted Net Earnings	$74.1	$56.6	$277.9	$209.6

Adjusted Net Earnings Per Share	$0.50	$0.37	$1.87	$1.38
Weighted Average Adjusted Shares Outstanding	148.2	151.6	148.2	152.4
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(1) Includes accelerated recognition of equity-based compensation expense of $5.5 million for the three months ended December 31, 2018, and $6.9 million and $1.3 million for the years ended December 31, 2018 and 2017, respectively.